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                                                                    Exhibit 4.1
                    AMENDED ARTICLES OF INCORPORATION

                                    OF

                     National Bancshares Corporation

                                  *****


            THE UNDERSIGNED, desiring to form a corporation for profit, under Sections 1701.01 et seq. of the Revised Code of Ohio, do hereby certify:

            FIRST. The name of said corporation shall be National Bancshares Corporation.

            SECOND. The place in the State of Ohio where its principal office is to be located is Orrville in Wayne County.

            THIRD. The purposes for which it is formed are: To engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 inclusive of the Revised Code of Ohio.

            FOURTH. The authorized number of shares of the Corporation is Six Million (6,000,000) all of which shall be with a par value of Ten Dollars ($10) each.

            FIFTH. The amount of stated capital with which the Corporation will begin business is Five Hundred Dollars ($500).

            SIXTH. The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the corporation, or of the directors, or of all the shareholders:


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            The board of directors is expressly authorized to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created, and to purchase on behalf of the corporation any shares issued by it to the extent of the surplus of the aggregate of its assets over the aggregate of its liabilities plus stated capital.

            The corporation may in its regulations confer powers upon its board of directors in addition to the powers and authorities conferred upon it expressly by Sections 1701.01 et seq. of the Revised Code of Ohio.

            Any meeting of the shareholders or the board of directors may be held at any place within or without the State of Ohio in the manner provided for in the regulations of the corporation.

            Any amendments to the articles of incorporation may be made from time to time, and any proposal or proposition requiring the action of shareholders may be authorized from time to time by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation, except that an amendment of Article SEVENTH hereof shall not be effected without the affirmative vote of eighty percent (80%) of the voting power of the Corporation.

            SEVENTH. Evaluation of Business Combinations. In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating a Business Combination or a proposal by another Person or Persons to make a Business


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Combination or a tender exchange offer or a proposal by another Person or
Persons to make a tender or exchange offer, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial conditions and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located, and (iii) the competence, experience, and integrity of the acquiring Person or Persons and its or their management.

            Therefore, the affirmative vote of the holders of not less than eighty percent (80%) of the Voting Stock shall be required for the approval or authorization of any Business Transactions with a related person, or any Business Transaction in which a Related Person has an interest (except proportionately as a shareholder); provided, however, that the eighty percent (80%) voting requirement shall NOT BE APPLICABLE if (i) the Continuing Directors, who at the time constitute at least a majority of the entire Board of Directors of the Corporation, have expressly approved
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the Business Transaction by at least a two-thirds vote of such Continuing
Directors, or (ii) all of the following conditions are satisfied:

            (A) The Business Transaction is a merger or consolidation and the cash or fair market value of property, securities or other consideration to be received per share by holders of Common Stock of the Corporation (other than such Related Person) in the Business Transaction is at least equal in value to such Related Persons Highest Purchase Price;

            (B) After such Related Person has become the Beneficial Owner of not less than ten percent (10%) of the Voting Stock of the Corporation and prior to the consummation of such Business Transaction, such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock or securities convertible into Voting Stock, except (i) as part of the transaction which resulted in such Related Person becoming the Beneficial Owner of not less than ten percent (10%) of the Voting Stock or
      (ii) as a result of a pro rata stock dividend or stock split; and

            (C) Prior to the consummation of such Business Transaction, such Related Person shall not have, directly or indirectly, (i) received the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Corporation or any of its subsidiaries, or (ii) caused any material change in the Corporation's business or equity capital structure, including the issuance of shares of capital stock of the Corporation to any third party.

For The Purposes of This Article

            (i) The term "Business Transaction" shall mean (a) any merger or consolidation involving the Corporation or a subsidiary of the Corporation, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets either of the Corporation or of a subsidiary


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of a Corporation, (c) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of an entity to the Corporation or a subsidiary of the Corporation, (d) the issuance, sale, exchange, transfer or other disposition by the Corporation or a subsidiary of the Corporation of any Corporation, (e) any recapitalization or reclassification of the Corporation's securities (including, without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spin-off, split-up, or dissolution of the Corporation, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction.

            (ii) The term "Related Person" shall (a) mean and include any individual, corporation, partnership, group, association or other person or entity which, together with its Affiliates and the Associates, is the Beneficial Owner of not less than ten percent (10%) of the voting stock of the Corporation
(x) at the time the definitive agreement providing for the Business Transaction (including any amendment thereof) was entered into, (y) at the time a resolution approving the Business Transaction was adopted by the Board of Directors of the Corporation, or (z) as of the record date for the determination of Shareholders entitled to notice of and to vote on, or consent to, the Business Transaction, and (b) shall mean and include any Affiliate or Associate of any such individual, corporation, partnership, group, association or other person or entity; provided however, and notwithstanding anything in the foregoing to the contrary, the term "Related Person" shall not include


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the Corporation, a wholly owned subsidiary of the Corporation, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.

            (iii) The term "Beneficial Owner" shall be defined by reference to Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on March 1, 1984; provided, however, and without limitation, any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding upon exercise of the rights, warrants or options, or otherwise, shall be beneficial owner of such Voting Stock.

            (iv) The term "Highest Purchase Price" shall mean the highest amount of consideration paid by such Related Person for a share of Common Stock of the Corporation within two years prior to the date of such Related Person became the Beneficial Owner of not less than ten percent (10%) of the Voting Stock; and if such stock is not listed on any principle exchange, the highest closing bid quotation with respect to a share of stock during the 30 day period preceding the date in question -- or if no quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith.

            (v) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article as one class; provided however, that if the Corporation has shares of Voting Stock entitled to more or less than one vote for


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any such share, each reference to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares.

            (vi) The term "Continuing Director" shall mean a director who either was a member of the Board of Directors of the Corporation prior to the time such Related Person became a Related Person or who subsequently became a director of the Corporation and whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least three-quarters or the Continuing Directors then of Board.

            (vii) For purposes of this Article Seventh, a director, in determining what he or she reasonably believes to be in the best interests of the Corporation, shall consider the interests of the Corporation's shareholders and in his or her discretion, may consider any of the following:

                  (1) The interest of the Corporation's employees, suppliers, creditors and customers;

                  (2) The economy of the state and nation;

                  (3) Community and societal considerations;

                  (4) The long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

            EIGHTH. The Corporation shall have the power to indemnify its present and past directors, officers, employees and agents, and such other persons


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as it shall have other powers to indemnify, to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code.

            The corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed in the preceding paragraph.

            NINTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in its articles of incorporation, in the manner now or hereafter prescribed by Sections 1701.01 et seq. of the Revised Code of Ohio, and all rights conferred upon shareholders herein are granted subject to this reservation.

            TENTH. These Amended Articles of Incorporation take the place of and supersede the existing Articles of Incorporation as theretofore amended.

            ELEVENTH. No holder of shares of the corporation of any class, as such, shall have any preemptive right to purchase or subscribe for shares of the corporation, of any class, or other securities of the corporation, of any class, whether now or hereafter authorized.

            IN WITNESS WHEREOF, we have hereunto subscribed our names this 27th day of April, 1995.